EXHIBIT 99

For Release June 12, 2006
Contact: Gerald Coggin, Sr. V. P. Corporate Relations
Phone: (615) 890-2020

NHR to pay 33.25 cent dividend

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a real estate investment trust, announced today that it will pay a second quarter dividend of 33.25 cents per common share to shareholders of record on June 30 and payable on July 14, 2006.

Additional information including NHR's most recent press releases may be obtained on NHR's web site at www.nationalhealthrealty.com. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.